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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                        PACIFIC CONTINENTAL CORPORATION
         -------------------------------------------------------------
                               (Name of Issuer)


                         $1.00 PAR VALUE COMMON STOCK
          -----------------------------------------------------------
                        (Title of Class of Securities)


                                   69412V108
                                   ---------
                                (CUSIP Number)


                               DECEMBER 31, 1999
          -----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

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------------------------------------------------------------------------------
  CUSIP NO. 69412V108                   13G
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      J. Bruce Riddle
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          161,603
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             142,325
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          161,603
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          142,325
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      303,928 (Includes 51,285 shares owned by spouse)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      6.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a):            NAME OF ISSUER

                      Pacific Continental Corporation


Item 1(b):            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                      111 West 7th Avenue
                      Eugene, Oregon 97401


Item 2(a):            NAME OF PERSON FILING

                      J. Bruce Riddle


Item 2(b):            ADDRESS OF PRINCIPAL BUSINESS OFFICE

                      Same


Item 2(c):            CITIZENSHIP

                      U.S. Citizen


Item 2(d):            TITLE OF CLASS OF SECURITIES

                      $1.00 Par Value Common Stock


Item 2(e):            CUSIP NUMBER

                      69412V108


Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:               OWNERSHIP

                      (a)  Amount Beneficially Owned:

                           303,928  (Includes 51,285 shares owned by spouse)

                      (b)  Percent of Class

                           6.4%

                      (c)  Number of Shares as to which Such Person Has:

                           (i)  Sole power to vote or direct the vote:  161,603

                          (ii)  Shares power to vote or direct the vote: 142,325

                         (iii) Sole power to dispose or to direct the disposition of: 161,603

                          (iv) Shared power to dispose or to direct the disposition of: 142,325

Item 5:               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                      N/A

Item 6:               OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF
                      ANOTHER PERSON

                      N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

                      N/A

Item 8:               IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                      N/A

Item 9:               CERTIFICATION

                      N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



      February 11, 2000
--------------------------------
Date


      /s/ J. Bruce Riddle
--------------------------------
Signature


J. Bruce Riddle, President & CEO
--------------------------------
Name/Title